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                                  Exhibit 10.1

                         SEPARATION AGREEMENT & RELEASE

MUST BE RECEIVED BY                ON OR BEFORE
                    --------------              ---------------

                                           TO BE COMPLETED BY
                                                              ------------------
                                           RECEIVED
                                                    ------------------ --------
                                                    Date     Initials

In consideration for the Separation Benefits described in Attachment A dated December 21, 2001, to this Agreement I, Jon O. Nicholas, voluntarily agree as follows:

1. I, on behalf of myself, heirs, administrators, assigns and successors, release the Parties Released (as defined in paragraph 4) from any and all liability whatsoever for all claims, demands, and causes of action of every nature affecting me, which I may have or ever claim to have arising out of my employment by Maytag Corporation, its divisions, companies and subsidiaries (collectively referred to as the "Company") including, but not limited to my recruitment, selection, retention, payment of compensation, employee benefits or retirement, with the exception of:

          (a) My rights under the Maytag Corporation Employees Retirement Plan and Salary Savings Plan (including E.S.O.P.), which have accrued through the end of my employment with the Company; and

          (b) My rights under the Maytag Corporation Deferred Compensation Plan, according to the terms of the Plan.

          (c) Any rights to defense of or indemnification against third party claims (Including third party claims such as shareholder derivative actions which are nominally treated as claims by the Company) to which I am, may or, except for this Agreement, would be entitled by law, the Company's Articles of Incorporation or any existing insurance agreement, and I agree to cooperate with the Company in the defense of any such claims.

          (d) Rights or claims that arise after the date this Separation Agreement and Release (Separation Agreement) is signed or rights that cannot be waived by law.

2. Without limiting the generality of Section 1, I release the Parties Released from all claims, demands, and causes of action which were or could have been asserted under any legal theory, statute or common law whatsoever, including, but not limited to, breach of any express or implied contract (whether intentional or otherwise); tort (whether negligent, reckless, intentional or otherwise); violation of public policy; violation of any federal, state or local law, regulation or

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     ordinance (including, but not limited to, the Civil Rights Acts of 1866,
     1870, and 1871, as amended; the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Family and Medical Leave Act of 1993, as amended; all state and local civil rights or other employment-related laws of Iowa, the state and local civil rights laws of Maytag Corporation headquarters; and any other United States federal, state or local laws.

3. Without limiting the generality of Section 1, I also release the Parties Released from all claims, demands, and causes of action which could have been asserted under the Age Discrimination in Employment Act of 1967, as amended.

4. The Parties Released are the Company; its predecessors, successors, divisions, subsidiaries, affiliates, and parent corporations; the insurers, administrators, trustees and fiduciaries of any employee benefit plan maintained by or on behalf of any of the foregoing; the officers, directors, employees and agents of any of the foregoing; and all other persons, firms and corporations.

5. I agree never to sue any of the Parties Released and I understand and agree that I am waiving my right to all relief based on any claim of any type whatsoever arising out of or related to my employment or separation from employment with the Parties Released. If any claim is made by me or someone on my behalf with a state, federal or local civil rights agency such as the EEOC, I agree to indemnify the Parties Released for any monies I (or the EEOC on my behalf) receive.

6. I further acknowledge and agree in the event that I breach any part of this Separation Agreement: (a) the Parties Released will be entitled to apply for and receive an injunction to restrain any violation; (b) I will receive no Separation Benefits; (c) I will be obligated to pay to the Parties Released its costs and expenses in enforcing this Separation Agreement and defending against such lawsuit (including court costs, expenses, and reasonable legal fees), and (d) I will be obligated upon demand to repay to the Parties Released all but $100.00 of the Separation Benefits paid to me, and the foregoing will not affect the validity of this Separation Agreement.

7. This Release extends to any claims which I may have against the Parties Released for attorney's fees, expenses and court costs (if any). I acknowledge that I am solely responsible for paying my attorney's fees, expenses and court costs (if any).

8. This Release extends to all claims which I do not know or suspect to exist in my favor and which, if known at the time of executing this Release, may have materially affected this settlement with the Parties Released.

                               B. CONFIDENTIALITY

As additional consideration for the benefits which I will receive in accordance with the terms and conditions of this agreement, I agree to not disclose, use, publish, or authorize anyone else to disclose, use or publish, any confidential or secret technical or non-technical business information pertaining to the Company, including any of their operations, without the express written consent of the Company.

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I further agree to immediately return to Maytag Corporation, unless otherwise agreed in writing, all confidential information and documents in whatever media or form in my possession or under my control. Confidential Information includes, but is not limited to, short and long-range plans, product design and development plans, pricing and marketing strategies, promotional programs, manufacturing equipment and processes, sales and distribution networks, organization structure and personnel, and proprietary or confidential information of third parties which is protected by non-disclosure agreements between the Company or its operations and any third party.

I further agree that the terms and provisions of this Agreement are confidential, as well as the circumstances and discussion leading to this Agreement, and shall not be communicated in any manner to any person except to my spouse, attorney, tax advisor(s) or as required by court order. My spouse and tax advisor will be advised that these matters are confidential as well.

                       C. NON-COMPETE AND NONDISPARAGEMENT

Because I am privy to the foregoing Confidential Information and as additional consideration for the receipt of the Separation Benefits described in the Letter, I agree to not work as an employee, contractor, consultant, or otherwise for any competitor of the Company before the end of two years from the date this agreement is signed in any capacity similar to my employment with Maytag, unless the Company consents to such work in writing, which consent will not be unreasonably withheld.

I agree not to make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, any of the Parties Released or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. I further agree not to make any negative statements, written or oral, relating to my employment, the termination of my employment, or any aspect of the business of the Parties Released. I understand that the Company will not disparage me and that inquiries about my employment will be referred to the usual Human Resources employment reference person.

                                  D. CONCLUSION

1. This Agreement shall be subject to the substantive laws (without regard to the conflicts of laws provision) of the State of Iowa. In case any portion of this Agreement shall be held to be invalid or unenforceable, the same are intended to be severable, shall be construed to be severable, and any such invalidity or unenforceability shall neither defeat nor impair the remaining provisions of this Agreement.

2. I agree that neither the existence of this Separation Agreement nor anything contained in this Agreement shall constitute an admission of any liability on the part of the Parties Released; any and all such liability is expressly denied.

3. I HAVE BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT. I UNDERSTAND THAT I CAN REVOKE THIS AGREEMENT IN WRITING ANY TIME WITHIN SEVEN (7) CALENDAR DAYS OF ITS RECEIPT BY THE COMPANY'S HUMAN RESOURCE DEPARTMENT. WRITTEN NOTICE OF REVOCATION MUST BE RECEIVED BY THE COMPANY'S LAW DEPARTMENT WITHIN THE SEVEN (7) CALENDAR DAY PERIOD. IF I DO NOT

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     REVOKE THIS AGREEMENT IT WILL BE EFFECTIVE AFTER THE SEVEN (7) DAY PERIOD
     HAS EXPIRED.

4. I AGREE THAT NO REPRESENTATION OF ANY FACT OR OPINION HAS BEEN MADE BY THE PARTIES RELEASED TO INDUCE THIS AGREEMENT AND I AGREE THAT THE PARTIES RELEASED HAVE MADE NO ADMISSIONS OF LIABILITY OF ANY SORT.


5. I HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS, AND FREELY AND VOLUNTARILY SIGN IT. NO ONE HAS MADE ANY PROMISES OR REPRESENTATIONS TO ME OTHER THAN WHAT IS REFERENCED IN THIS AGREEMENT AND ATTACHMENT "A" DATED 12/21/01..

THIS AGREEMENT INCLUDES A RELEASE. THE COMPANY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

                                             Signed this 14 day of January, 2002


                                             /s/ Jon. O. Nicholas

Attachment: A dated 12/21/01

Note: This document should be signed by 1/21/02 as well on the Date of Separation.

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                                  Attachment A
                               Separation Benefits

This memorandum contains the terms and conditions under which your employment with Maytag Corporation will be terminated if you properly and timely execute the enclosed Separation Agreement and Release.

LAST DAY AT WORK
----------------

Your assigned responsibilities as Senior Vice President, Human Resources will be discontinued on the effective Date of Transition. The Date of Transition is the date when a new Vice President, Human Resources is appointed, which specific date will be determined by Maytag.

COMPENSATION
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Salary - You will be paid your 2002 approved monthly salary through the
------
effective Date of Transition. As of the effective Date of Transition, you will continue to work on special projects as a consultant with the same monthly salary until 12/31/02. After 12/31/02, you will receive a lump sum payment (less withholding) of the difference of one years' 2002 base salary less the amount you earned as a consultant in 2002. You will also be paid for vacation accrued, but unused, through the effective Date of Transition.

You will receive an additional monthly non-qualified retirement benefit payable from the Maytag Corporation Supplemental Retirement Plan (SERP) starting January 1, 2003 in the amount of $1400.00 per month payable for your life (or, at your option, a lesser, but equivalent amount, depending on your election of a "Joint and Survivor Option.") This benefit is in addition to your accrued qualified plan and SERP benefits.

ICP and PIAP
------------

ICP - Your 2001 ICP will be computed at 100% personal performance. You will receive a lump sum payment (less withholding) under the Maytag Corporation 2002 Incentive Compensation Plan (ICP) based on actual company performance for the plan year and 100% personal performance pro-rated to the Date of Transition and payable at the regular ICP payout date which is estimated to occur in February 2003 and is at the discretion of the Compensation Committee of the Board of Directors.

PIAP - If you elect to retire on 12/31/02, you will receive the Performance Incentive Award Plan benefit eligible to you as a retiree payable at the end of each performance period.

Financial Counseling - Maytag will pay up to $15,000 of fees charged by a
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qualified financial consultant, payable to the consultant. These fees must be incurred no later than December 31, 2002. These fees may be taxable income to you

Tax Preparation
---------------

You will be provided tax preparation service by Ernst and Young under the company's current plan for executives for the year 2002 at Maytag's expense. This will be taxable income to you.

Consigned Appliances
--------------------

You may retain the appliances consigned to you under the Executive Appliance Test Program at no charge. You may also order a full set of home appliances (majors and floor care) normally available under the executive consignment program. You have until December 31, 2003 to exercise that benefit.

BENEFITS
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Medical - Your medical, vision, and dental benefits will cease at the end of the
-------
month in which your consulting work ends (12/31/02). You will have the opportunity to continue medical coverage for an additional period of up to 18 months by payment of the appropriate monthly premium. You will receive a letter from Maytag that will further

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explain your options. You will then have 60 days from the date of that letter to make up your mind as to whether you wish to extend your coverage. Long-Term Disability insurance terminates on the same date.

Life Insurance - Your group life insurance will be discontinued at the same time
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as medical. You should contact Ray Benning at 888-244-4947 to review your options with regard to your Corporate-sponsored life insurance program.

Savings/Stock Plans - You will have the opportunity to request disbursement of
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all sums from the Maytag Corporation Salary Savings Plan, the Employee Stock
Ownership Plan, the Employee Stock Purchase Plan, the Maytag Deferred Compensation Plan, or other similar plans (such as the Maytag Stock Option Award
Plan) as applicable under the particular plan requirements. Review these Plans carefully to determine applicable deadlines.

Pension - Our records indicate that you are 55 or older and have the requisite
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number of years of pension credit to enable you to elect early retirement.
Please note, if you are a full-time employee, by electing early retirement you may also be eligible for retiree medical coverage, subject to paying your proportionate cost of the monthly insurance premium. If you do not elect an early retirement benefit at the end of your employment, 12/31/02, you will still be eligible to commence your retirement benefit at a later date. However, you would not be eligible for retiree medical, life insurance, or other retirement benefits at this later date.

Other:
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The above benefits are also contingent upon your agreement that you will make yourself available, as may be requested at mutually convenient times and places with respect to pending and future business or legal matters, arbitrations, governmental investigations, or other dispute resolutions relating to matters that arose during your employment. Maytag will reimburse you for all reasonable expenses and costs you may incur as a result of providing this assistance, upon receipt of proper documentation.

Please note that you have previously signed a Confidentiality and Intellectual Property Rights Agreement. The Agreement continues in effect even after your employment ends with Maytag.

/s/ Ralph F. Hake

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